UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12
MID PENN BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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349 Union Street, Millersburg, PA 17061

March 25, 2011

Dear Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. to be held on Tuesday, May 3, 2011, at 10:00 a.m., local time. The annual meeting will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061.

The Notice of the Annual Meeting and the enclosed proxy statement address the formal business of the meeting. The formal business agenda includes the election of three Class A Directors. At the meeting, management will review the Corporation’s operations during the past year and will be available to respond to questions.

You are encouraged to vote your shares, whether or not you plan to attend the meeting. It is very important that you mark, sign, date and return the accompanying proxy as soon as possible in the postage-paid envelope. If you do attend the meeting and wish to vote in person, you must give written notice to the Corporation’s Secretary, so your proxy will be superseded by any ballot that you submit at the meeting.

Sincerely,

/s/ Edwin D. Schlegel
Edwin D. Schlegel
Chairman of the Board

349 Union Street, Millersburg, PA 17061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2011

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. will be held at 10:00 a.m., local time, on Tuesday, May 3, 2011, at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, for the following purposes:

1.	To elect three Class A Directors to serve for a three-year term and until their successors are elected and qualified;

2.	To consider and approve the following non-binding proposal:

“Resolved, that the shareholders hereby approve the executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure), regarding named executive officers in this proxy statement.”

3.	To ratify the appointment of ParenteBeard LLC as our independent registered public accounting firm for the year ending December 31, 2011; and

4.	To transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

In accordance with the Corporation’s By-laws and action of the Board of Directors, only those shareholders of record at the close of business on February 15, 2011, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. For directions to the annual meeting, please contact Cindy L. Wetzel, Secretary, at (717) 692-2133.

We have enclosed a copy of the Corporation’s Annual Report on Form 10-K (“annual report”) for the year ended December 31, 2010. You may obtain an additional copy of the Corporation’s annual report including the financial statements and any exhibits for the 2010 year, at no cost, by contacting Kevin W. Laudenslager, Vice President and Treasurer, 349 Union Street, Millersburg, Pennsylvania 17061, telephone: (717) 692-2133 or by visiting http://www.cfpproxy.com/5890.

Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to vote promptly. To vote your shares, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed, postage-paid return envelope. If you execute a proxy but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so as described in this proxy statement at any time before your proxy is voted. Submitting a proxy will not prevent you from attending the annual meeting and voting in person if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

/s/ Edwin D. Schlegel
Edwin D. Schlegel
Chairman of the Board

Millersburg, Pennsylvania

March 25, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on May 3, 2011. The proxy statement, proxy card and 2010 annual report to shareholders are available at http://www.cfpproxy.com/5890.

349 Union Street, Millersburg, PA 17061

NASDAQ Global Market Trading Symbol: MPB

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2011

Mailed to Shareholders on or about March 25, 2011

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FREQUENTLY ASKED QUESTIONS AND ANSWERS

Q.	WHO IS ENTITLED TO VOTE?

A.	Shareholders as of the close of business on February 15, 2011 (the voting record date) are entitled to vote, and each share of common stock is entitled to one vote.

Q.	HOW DO I VOTE?

A.	There are two methods. You may vote by completing and mailing your proxy or by attending the meeting and voting in person. (See page 3 for more details.)

Q.	HOW DOES DISCRETIONARY AUTHORITY APPLY?

A.	If you sign your proxy but do not make any selections, you give authority to Roberta A. Hoffman, Randall L. Klinger and Scott W. Micklewright, as the designated proxy holders for the Corporation, to vote on the election of directors, and any other matters that may arise at the meeting.

Q.	IS MY VOTE CONFIDENTIAL?

A.	Yes. Only the Judges of Elections, our transfer agent, Registrar and Transfer Company, proxy holders and Secretary have access to your proxy. All comments remain confidential unless you ask that your name be disclosed.

Q.	WHO WILL COUNT THE VOTES?

A.	Kathy I. Bordner, Kevin W. Laudenslager and Cortney E. Wilbert will review the tabulations of the votes as provided by Registrar and Transfer Company and act as Judges of Elections.

Q.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY?

A.	Your shares are probably registered differently or are in more than one account. Sign and return all proxies to ensure that all your shares are voted. If you have all of your accounts registered in the same name and address, you should only receive one set of proxy materials in future years. If you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent if you hold registered shares. You can contact our transfer agent, Registrar and Transfer Company, at (800) 368-5948.

Q.	WHAT CONSTITUTES A QUORUM?

A.	At the close of business on February 15, 2011, the Corporation had 3,479,780 shares of common stock outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining the presence of a quorum.

Q.	WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?

A.	Approximately 7.55% of our common stock, as of close of business on February 15, 2011. (See page 33 for more details.)

Q.	WHEN ARE THE 2012 SHAREHOLDER PROPOSALS DUE?

A.	As a shareholder, you must submit your proposal in writing by November 25, 2011, to Cindy L. Wetzel, Secretary, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061. (See page 36 with regard to director nomination procedures.)

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MID PENN BANCORP, INC.

MAY 3, 2011

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

Mid Penn Bancorp, Inc. (“the Corporation”), a Pennsylvania business corporation and registered bank holding company, furnishes this proxy statement in connection with the solicitation by the Corporation’s Board of Directors (“the Board”) of proxies to be voted at the 2011 Annual Meeting of Shareholders. The annual meeting will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, on Tuesday, May 3, 2011, at 10:00 a.m., local time. The Corporation’s principal executive office is located at 349 Union Street, Millersburg, Pennsylvania 17061; the telephone number is (717) 692-2133. All inquiries regarding the annual meeting should be directed to Kevin W. Laudenslager, Vice President and Treasurer of the Corporation.

Additional Information

In accordance with Securities Exchange Act Rule 14a-3(3)(1), the Corporation, in the future intends to deliver only one annual report and proxy statement to multiple shareholders sharing an address unless the Corporation receives contrary instructions from one or more of the shareholders. This method of delivery is known as “householding.” Upon written or oral request, the Corporation will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Further, shareholders can notify Cindy L. Wetzel at Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061 or by calling (717) 692-2133 and informing us that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future. If you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Corporation’s transfer agent if you hold registered shares. You can contact the Corporation’s transfer agent, Registrar and Transfer Company, at (800) 368-5948.

VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board solicits this proxy for use at the Corporation’s 2011 Annual Meeting of Shareholders. The Corporation’s directors, officers and Bank employees may solicit proxies in person or by telephone, facsimile, email or other similar means without additional compensation. The Corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the Corporation sends to its shareholders. The Corporation will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these entities. The Corporation will, upon request, reimburse these third parties for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Only shareholders of record as of the close of business on February 15, 2011, may vote at the annual meeting. The Corporation’s records show that, as of the voting record date, 3,479,780 shares of common stock were outstanding. On all matters to come before the annual meeting, shareholders may cast one vote for each share held. Cumulative voting rights do not exist with respect to the election of directors. See “Principal Shareholders” on page 32 for a list of the persons known by the Corporation to be beneficial owners of 5% or more of the Corporation’s common stock.

If your shares are registered directly in your name with the Corporation’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Corporation. As the shareholder of record, you have the right to grant your voting proxy directly to the proxy holders or to vote in person at the meeting. The Corporation has enclosed a proxy for your use.

If your shares are held in a stock brokerage account or by a bank or other nominee, you will receive instructions from the holder of record who has forwarded these materials to you. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

For shares held in “street name” through a broker, bank or other nominee, the broker, bank or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if shareholders do not give their broker, bank or nominee specific instructions, including with respect to director elections, their shares will not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

By properly completing a proxy, the shareholder appoints Roberta A. Hoffman, Randall L. Klinger and Scott W. Micklewright as proxy holders to vote the shares as indicated on the proxy. Proxy holders will vote any signed proxy, not specifying to the contrary, FOR the election of Matthew G. DeSoto, Robert C. Grubic and Gregory M. Kerwin as Class A directors for three-year terms expiring in 2014, FOR the non-binding proposal on executive compensation and FOR the ratification of ParenteBeard LLC as the Corporation’s independent registered public accounting firm for 2011.

Quorum and Vote Required For Approval

In order to hold the annual meeting, a “quorum” of shareholders must be present. Under Pennsylvania law and the Corporation’s By-laws, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries (“broker non-votes”) and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for determining whether shareholder approval of a matter has been obtained.

If a quorum is present, the three candidates for director receiving the highest number of votes cast, even if less than a majority, by shareholders will be elected. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will not be included in determining which nominees received the highest number of votes. A properly executed proxy that withholds authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

If a quorum is present, approval of the non-binding proposal on executive compensation and ratification of the appointment of ParenteBeard LLC as the Corporation’s independent registered public accounting firm for 2011 will require the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting. Under Pennsylvania law, abstentions are not considered “votes cast” and, accordingly, will not affect the outcome of the voting on the non-binding proposal on executive compensation or the ratification of the appointment of ParenteBeard LLC.

Revocability of Proxy

Shareholders of record who sign proxies may revoke them at any time before they are voted by:

•	delivering a written notice of revocation to Cindy L. Wetzel, Secretary of Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061, before the vote is taken at the annual meeting;

•	delivering a duly executed proxy bearing a later date to the Secretary of the Corporation, before the vote is taken at the annual meeting; or

•	voting in person after giving written notice to the Secretary of the Corporation. (Your attendance at the annual meeting, in and of itself, will not revoke the proxy.)

You have the right to vote and, if desired, to revoke your proxy any time before the vote is taken at the annual meeting. Should you have any questions, please call Cindy L. Wetzel at (717)  692-2133.

Methods of Voting

Shareholders of record can choose one of the following ways to vote:

Voting by Proxy

•	Mark your selections.

•	Date your proxy and sign your name exactly as it appears on your proxy.

•	Mail to the Corporation in the enclosed, postage-paid envelope.

Voting in Person

•	Attend the annual meeting and show proof of eligibility to vote (including proper identification).

•	Obtain a ballot.

•	Mark your selections.

•	Date your ballot and sign your name exactly as it appears in the Corporation’s transfer books.

GOVERNANCE OF THE CORPORATION

Governance

The Board believes that the purpose of corporate governance is to ensure that it maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and senior management believe promote this purpose, are sound and represent best practices. These governance practices, Pennsylvania law (the state of incorporation), the rules and listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and Securities and Exchange Commission (“SEC”) regulations, as well as best practices suggested by recognized governance authorities are continually reviewed.

Currently, the Board has eleven members. Under the NASDAQ standards for independence, the following directors meet the standards for independence: Robert A. Abel, Steven T. Boyer, Jere M. Coxon, Matthew G. DeSoto, Robert C. Grubic, Gregory M. Kerwin, Theodore W. Mowery, Donald E. Sauve and William A. Specht, III. This constitutes more than a majority of the Board. Only independent directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees.

In determining the directors’ independence, the Board considered loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom they are associated.

The table below includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above) in reaching its determination that the directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements

Mr. Abel	Yes	None
Mr. Boyer	Yes	None
Mr. Coxon	Yes	None
Mr. DeSoto	Yes	None
Mr. Grubic	Yes	Engineering Services
Mr. Kerwin	Yes	Legal Services
Mr. Mowery	Yes	Insurance Commissions
Mr. Sauve	Yes	None
Mr. Specht	Yes	None

In each case, the Board determined that none of the transactions above impaired the independence of the director. For more information, please refer to “Certain Relationships and Related Transactions” on page 31.

During the year ended December 31, 2010, the Corporation’s and Bank’s Boards of Directors each held thirteen meetings. In addition, the Corporation’s independent Board members held one independent Board Meeting during 2010.

Board Leadership Structure

The Board is led by a non-executive Chairman selected by the Board from time to time. After serving as Interim President and Chief Executive Officer of the Corporation and the Bank from October 29, 2008 to February 25, 2009, Edwin D. Schlegel resumed his position as non-executive Chairman of the Board effective February 25, 2009. The Chairman of the Board organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management. To fulfill that role, the Chairman, among other things: creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Corporation. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. The functions of the Chairman include:

•	presiding over all meetings of the Board and shareholders, including regular executive sessions of non-management directors of the Board;

•	establishing the annual agenda of the Board and the agendas of each meeting in consultation with the Chief Executive Officer;

•	advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agenda and information needs for the committees of the Board;

•	defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;

•	coordinating periodic review of management’s strategic plan for the Corporation;

•	leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;

•	serving as Acting Chief Executive Officer in concert with the Board until a President/CEO is selected in the event there is a separation with the existing Chief Executive Officer;

•	coordinating the annual performance review of the Chief Executive Officer and other key members of senior management;

•	consulting with committee chairs about the retention of advisors and experts;

•	acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•

working with the Nominating and Corporate Governance Committee to develop and maintain the agreed-on definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

•

after consulting with other members of the Board and the Chief Executive Officer, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Board committees and committee chairs;

•	working with management on effective communication with shareholders, including being available for consultation and direct communication upon the reasonable request of major shareholders;

•	encouraging active participation by each member of the Board; and

•	performing such other duties and services as the Board may require.

Risk Oversight by Board

The Board oversees all business, property and affairs of the Corporation. The Chairman and the Corporation’s officers keep the members of the Board informed of the Corporation’s business through meetings and by providing reports and other materials to the members.

In addition to the general oversight of Bank business, the Board also reviews a comprehensive quarterly Risk Management Report, prepared by the Bank’s Senior Risk Officer, which includes metrics and trends on ten major risk areas, including asset quality, interest rate risk, capital adequacy and liquidity.

Code of Ethics

In 2003, the Corporation’s and the Bank’s Board of Directors adopted a Code of Ethics that applies to its directors, officers and employees. The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics is available under the Corporate Governance section of the Investors page of the Bank’s website at www.midpennbank.com.

Shareholder Communications

Any shareholder who wishes to communicate with the Board may send correspondence to Kevin W. Laudenslager, Vice President and Treasurer, Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061. Written communications received from shareholders are shared with the full Board or appropriate committee as warranted. The Board has a complaint procedure for communicating accounting, internal accounting controls and auditing matters. Complaints generated are directed to a separate mailing address, which is under the control of the Chairman of the Audit Committee. Please refer to the Corporate Governance section of the Investors page of Mid Penn’s website at www.midpennbank.com for complete details.

A shareholder who intends to nominate an individual for election to the Board (other than a candidate proposed by the Board) must notify the Secretary of the Corporation in compliance with the requirements of Article 10, Section 10.1 of the Corporation’s By-laws. Any shareholder who intends to nominate a candidate for election to the Board must notify the Secretary of the Corporation in writing not less than the earlier of (1) 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by the Corporation in connection with the immediately preceding Annual Meeting of Shareholders (which would be November 25, 2011 for the 2012 annual meeting), or (2) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the Securities and Exchange Commission.

Annual Meeting Attendance

All directors attended the 2010 Annual Meeting of Shareholders. While the Corporation does not have a formal policy regarding attendance, all directors are strongly encouraged to attend the Annual Meeting of Shareholders.

Committees and Meetings of the Corporation’s Board

During 2010, the Board maintained four standing committees: Executive, Audit and Compensation Committees, which jointly serve the Corporation and the Bank, and the Nominating and Corporate Governance Committee, which serves only the Corporation. Only independent directors serve on the Audit, Compensation and Nominating and Corporate Governance Committees, and Chairman Schlegel attends these meetings only when and to the extent requested by the committees. Committee membership is displayed in the following table.

COMMITTEE MEMBERSHIP TABLE

	Nominating and Corporate Governance	Executive	Audit	Compensation	Loan	Trust	Real Estate

	(Corporation only)	(Joint)	(Joint)	(Joint)	(Bank only)	(Bank only)	(Bank only)
Robert A. Abel (1)			X
Steven T. Boyer (1)						X
Jere M. Coxon	X	X	X	X
Matthew G. DeSoto			X	X	X
A. James Durica (2)	X	X	X			X
Robert C. Grubic	X	X		X	X	X	X
Gregory M. Kerwin	X	X				X	X
Theodore W. Mowery	X			X	X
Rory G. Ritrievi		X			X	X	X
Donald E. Sauve			X	X
Edwin D. Schlegel		X
William A. Specht, III			X	X	X	X	X
Meetings Held in 2010	3	0	9	6	10	4	2

(1)	Appointed to the Board on January 26, 2011
(2)	Resigned/retired from the Board effective December 31, 2010

Each of the directors attended at least 75% of the total number of Board meetings and committee meetings for the Corporation and the Bank during their tenure on the Board in 2010.

The function of each of these committees is described below.

NOMINATING AND CORPORATE GOVERNANCE. This committee identifies individuals qualified to become members of the Board. It also evaluates and recommends to the Board, nominees for each election of directors. This committee monitors and makes recommendations to the Board on other matters of policies and practices relating to corporate governance. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined by NASDAQ listing standards). Robert C. Grubic serves as Chairman of this committee.

The Nominating and Corporate Governance Committee has a charter which is available under the Corporate Governance section of the Investors page of the Bank’s website at www.midpennbank.com. Candidates for director must be qualified in terms of education, professional experience, business contacts and special skills. Other less tangible, but equally important qualifications include general representation from the markets served, enthusiasm, maturity, reputation, compatibility with other members of the Board, diplomacy and independent judgment. In addition, candidates should have a vested interest in the Corporation through ownership of Corporation stock. Board candidates, upon their appointment, are required to own

500 shares with the understanding that they accumulate a minimum of 2,500 shares in total by the end of their second year on the Board. The Board recognizes that its members have various abilities to acquire shares beyond the minimum threshold depending on their personal circumstances and may, in special circumstances, extend the two-year period for accumulating 2,500 shares to a longer period of time as determined by the Board. Members of the Board are encouraged to continue to accumulate shares over time to the extent possible considering their personal circumstances.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to the diversity of the Corporation’s Board members. However, the committee believes it is essential that Board members represent diverse view points and experiences. In considering candidates for the Board, the committee considers the entirety of each candidate’s credentials in the contexts of these standards.

When developing a list of potential nominees, the Nominating and Corporate Governance Committee may take into consideration names provided by shareholders, directors or executive management. Information is gathered concerning the potential Board member’s location of business and residence, shares owned, profession or business, and deposit and loan relationship with the Bank. Personal information about the individual is also gathered to determine if he/she meets the criteria listed in the Nominating and Corporate Governance Committee Policy and Charter. The Nominating and Corporate Governance Committee screens this information to narrow its search of final candidates to be interviewed. Upon completion of the interviews, the Nominating and Corporate Governance Committee makes a final recommendation to the full Board for appointment. All potential candidates are screened by the same process regardless of whether they were recommended by a shareholder or by another party.

EXECUTIVE. This committee may exercise the authority of the Board in the intervals between the meetings of the Board so far as may be permitted by law. Edwin D. Schlegel serves as Chairman of this committee.

AUDIT. This committee oversees audit coverage, selects the independent registered public accounting firm, reviews the annual and quarterly financial statements of the Corporation and auditor’s reports, and monitors with management and the auditor the system of internal controls and its accounting and reporting practices. All members of the Audit Committee are non-employee directors and are independent as defined by NASDAQ listing standards. The Audit Committee has a charter which is available under the Corporate Governance section of the Investors page of the Bank’s website at www.midpennbank.com. A. James Durica served as the Audit Committee Financial Expert and Chairman of this committee during 2010. Matthew G. DeSoto currently serves as Chairman of this Committee, and Robert A. Abel serves as the Audit Committee Financial Expert.

COMPENSATION. This committee assures that senior executives are compensated effectively in a manner consistent with the Bank’s compensation strategy, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies. This committee also reviews salary adjustments, compensation and benefits programs for all employees and makes recommendations to the Board. All members of the Compensation

Committee are independent (as independence is currently defined by NASDAQ listing standards). The Compensation Committee has a charter which is available under the Corporate Governance section of the Investors page of the Bank’s website at www.midpennbank.com. Theodore W. Mowery serves as Chairman of this committee.

EXECUTIVE OFFICERS

Executive Officers of the Corporation and the Bank

The following table sets forth, as of the date of this proxy statement, selected information about the Corporation’s and Bank’s executive officers, each of whom is elected by the Board and each of whom holds office at the Board’s discretion.

Name	Age	Principal Occupation for the Past Five Years and Position Held with Mid Penn Bancorp, Inc. and Subsidiaries

Edwin D. Schlegel	73	Chairman of the Corporation since 2008 and Director since 1991. Director of the Bank since 1981. Interim President and Chief Executive Officer of the Corporation and the Bank from October 29, 2008 to February 25, 2009. Retired Superintendent of Millersburg Area School District.

Robert C. Grubic	59	Vice-Chairman of the Corporation since 2008 and Director of the Corporation and the Bank since 2006. President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc.

Rory G. Ritrievi	47	President, Chief Executive Officer and Director of the Corporation and the Bank since February 25, 2009. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg.

Kevin W. Laudenslager	47	Treasurer of the Corporation since 1998. Senior Executive Vice President and Northern Region President/Chief Operating Officer of the Bank since February 25, 2009. He previously served as Chief Financial Officer of the Bank from 1998 to March 2009.

Cindy L. Wetzel	49	Secretary of the Corporation since 1991. Corporate Secretary of the Bank since 1985 and Vice President of the Bank since 2002.

Edward P. Williams	47	Senior Vice President and Chief Financial Officer of the Bank since March 25, 2009. Vice President and Director of Financial Reporting of the Bank from June 2008 to March 2009. He previously served as Senior Vice President and Director of Financial Operations with Community Banks/Harrisburg.

Terrence M. Monteverde	49	Senior Vice President and Chief Credit Officer of the Bank since November 2, 2009. He previously served as Vice President, Manager of Asset Quality with Metro Bank.

Scott W. Micklewright	28	Senior Vice President and Chief Lending Officer of the Bank since June 1, 2010. He served as Vice President and Commercial Loan Manager from September 2009 to June 2010 and as Vice President and Senior Middle Market Loan Manager from March 2009 to September 2009. From 2006 to February 2009, he served in various positions with Commerce Bank, most recently as Commercial Loan Officer.

AUDIT COMMITTEE REPORT

The Board adopted a written charter for the Audit Committee. As required by the charter, the Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

•	reviewed and discussed the fiscal year 2010 audited financial statements with management and the independent registered public accounting firm;

•

discussed with the independent registered public accounting firm, ParenteBeard LLC, the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Independence Rules and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2010, be included in the Corporation’s annual report and filed with the SEC.

Aggregate fees billed to the Corporation and the Bank by ParenteBeard LLC, (formerly Beard Miller Company, LLP) the independent registered public accountants, for professional services rendered are as follows:

Year Ended December 31,	2010	2009
Audit fees	$121,854	$140,500
Audit related fees	$26,850	$21,000
Tax fees	$10,396	$8,800
All other fees	$16,000	$0

Audit fees for 2010 and 2009 include professional services rendered for the audit of the Corporation’s annual consolidated financial statements (including amounts not yet billed but expected to be billed) and review of consolidated financial statements included in Forms 10-Q and the audit of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, including out-of-pocket expenses.

Audit related fees for 2010 and 2009 include assurance and related services related to the performance of employee benefit plan audits. Audit related fees in 2010 also include additional billings for assistance with SEC comment letter response and consent procedures performed for the Form S-3 filing.

Tax fees for 2010 and 2009 include the preparation of state and federal tax returns and tax consultations.

All other fees for 2010 include XBRL reporting services.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the current members of the Audit Committee, which is comprised of five directors, all of whom are considered “independent” as defined in NASDAQ listing standards. Robert A. Abel is qualified as a financial expert within the meaning of SEC and NASDAQ listing standards, and the Board has determined that he has accounting and related financial management expertise to satisfy SEC and NASDAQ requirements.

The Audit Committee developed a policy for pre-approval for services provided by the independent auditors. The policy requires the Audit Committee to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other permissible services. Under the policy, pre-approval will generally be provided for up to one year and any pre-approval is detailed as to the particular service or category of services. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. Prior to approval, the Committee verifies with the auditor the nature of the proposed services to ensure independence will not be compromised. Under the policy, a de minimis exception is provided whereby pre-approval may be waived for non-audit services that meet all of the following requirements:

•	The aggregate amount of all such services is not more than five percent of the total amount of fees paid to the independent auditor during the year in which the services are provided.

•	Such services were not recognized as non-audit services by the Corporation at the time of the engagement.

•	The services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit.

ParenteBeard LLC advised us that none of its members has any financial interest in the Corporation or the Bank.

Change to Beard Miller Company LLP

On February 25, 2009, the Audit Committee of the Board approved the dismissal of Parente Randolph, LLC. Such termination was effective upon completion of services related to the audit of the Corporation’s December 31, 2008 financial statements. On February 26, 2009, Parente Randolph, LLC, the independent registered public accountants were notified of the dismissal.

The reports of Parente Randolph, LLC on the financial statements of the Corporation for the years ended December 31, 2008 and 2007 did not contain either an adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

The Corporation had no disagreements with Parente Randolph, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the two most recent fiscal years or the subsequent interim period, which if not resolved to the satisfaction of Parente Randolph, LLC would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.

There were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

The Corporation provided Parente Randolph, LLC with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of its Form 8-K. The Corporation requested that Parente Randolph, LLC deliver to the Corporation a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Corporation in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree. A copy of the letter of Parente Randolph, LLC was filed as Exhibit 99.1 to its Current Report on Form 8-K.

On February 25, 2009, the Audit Committee of the Board approved the engagement of Beard Miller Company LLP as the Corporation’s independent public accountant for the Corporation’s year ended December 31, 2009 and the interim periods prior to such year-end, subject to completion of Beard Miller Company LLP’s standard engagement acceptance procedures. During the Corporation’s two most recent fiscal years and any subsequent interim period, neither the Corporation nor anyone on its behalf had consulted with Beard Miller Company LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered on the Corporation’s financial statements, or (iii) any matter that was the subject of a disagreement within the meaning of Item 304 (a)(1)(iv) of Regulation S-K, or (iv) any reportable event within the meaning of Item 304 (a)(1)(v) of Regulation S-K.

Change to ParenteBeard LLC

On October 1, 2009, the Corporation was notified that the audit practice of Beard Miller Company LLP was combined with ParenteBeard LLC in a transaction pursuant to which Beard Miller Company LLP combined its operations with ParenteBeard LLC and certain of the professional staff and partners of Beard Miller Company LLP joined ParenteBeard LLC either as employees or partners of ParenteBeard LLC. Accordingly, on October 1, 2009, Beard Miller Company LLP resigned as auditors of the Corporation, and the Audit Committee engaged ParenteBeard LLC as the Corporation’s independent registered public accounting firm.

Prior to engaging ParenteBeard LLC, the Corporation did not consult with ParenteBeard LLC regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard LLC on the Corporation’s financial statements, and ParenteBeard LLC did not provide any written or oral advice that was an important factor considered by the Corporation in reaching a decision as to any such accounting, auditing or financial reporting issue.

As discussed above, Beard Miller Company LLP was appointed as the Corporation’s independent registered public accounting firm on February 25, 2009 for the Corporation’s year ending December 31, 2009 and was not engaged to perform audits of the Corporation’s consolidated financial statements for the years ended December 31, 2008 or 2007.

During the interim period from January 1, 2009 through October 1, 2009, the date of resignation, there were no disagreements with Beard Miller Company LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard Miller Company LLP would have caused it to make reference to such disagreement in its reports.

The Corporation provided Beard Miller Company LLP with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of its Form 8-K. The Corporation requested that Beard Miller Company LLP deliver to the Corporation a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Corporation in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree. A copy of the letter of Beard Miller Company LLP was filed as Exhibit 16.1 to its Current Report on Form 8-K.

Audit Committee

Matthew G. DeSoto, Chairman	Robert A. Abel
Jere M. Coxon	Donald E. Sauve
William A. Specht, III

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Qualifications and Nomination of Directors

The Corporation’s By-laws authorize the number of directors to be not less than five (5) nor more than twenty-five (25). The By-laws also provide for three classes of directors with staggered three-year terms of office. Terms of the members of each Class expire at successive annual meetings. Currently, Class A consists of three directors; Class B consists of four directors; and Class C consists of four directors.

The Board nominated the three persons named below to serve as directors until the 2014 Annual Meeting of Shareholders and until his successors are duly elected and qualified or until his earlier death, resignation, retirement or removal from office. The nominees are presently members of the Board and have consented to serve another term as a director if re-elected. If the nominees should be unavailable to serve for any reason, a majority of the Board then in office may select someone to fill the vacancy until the expiration of the term of the Class of directors to which he or she is appointed.

The proxy holders intend to vote proxies for the election of each of the three nominees named below, unless you indicate that your vote should be withheld from any or all of them. Unlike previous years, brokers holding shares beneficially owned by their clients will no longer have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

The Board proposes the following nominees for election as Class A Directors at the annual meeting:

•	Matthew G. DeSoto

•	Robert C. Grubic

•	Gregory M. Kerwin

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AS CLASS A DIRECTORS OF MID PENN BANCORP, INC.

INFORMATION REGARDING DIRECTOR NOMINEES

AND CONTINUING DIRECTORS

Information, as of the date of this proxy statement, concerning the three nominees to the Board and the eight continuing directors appears below. You will find information about their share ownership on page 33.

Current Class A Directors and Class A Director Nominees (to serve until 2014)

Matthew G. DeSoto, age 34, has been a director since January 1, 2008. In 2008, Mr. DeSoto became President and Chief Operating Officer of MI Windows and Doors, Inc. in Gratz, PA, where he previously served as Eastern Region President and Executive Vice President. MI Windows and Doors is a nationwide fabricator of window and patio door products for residential projects. Mr. DeSoto is a member of The Ned Smith Center for Nature and Arts Finance Committee. He previously served on the Policy Advisory Board of the Harvard University Joint Center for Housing Studies. Mr. DeSoto attended The Pennsylvania State University obtaining a Bachelor of Science Degree in Marketing. The Board has determined that as President and COO of MI Windows and Doors, Inc., Mr. DeSoto’s knowledge in all aspects of business operations is an asset to the Corporation and qualifies him to serve on the Board as well as on the Audit and Compensation Committees.

Robert C. Grubic, age 59, has been a director since 2006. In 1989, Mr. Grubic became President and Chief Executive Officer of Herbert, Rowland & Grubic, Inc., a consulting engineering firm based in Harrisburg, PA. He has been employed by the firm and its predecessor firm since 1973. Mr. Grubic has a Bachelor of Civil Engineering Degree from Villanova University and a Master of Administration Degree from The Pennsylvania State University. He serves on numerous civic and community boards and groups in the greater Harrisburg area. Mr. Grubic has overall management responsibility of the 240 person engineering firm of Herbert, Rowland & Grubic, Inc., including oversight of all financial, administrative, human resources and technical components of the firm. Due to his many years of experience in managing a successful engineering firm, the Board feels Mr. Grubic’s vast knowledge of business operations is invaluable and qualifies him to serve on the Board, serving in the capacity of Vice-Chairman, and on the Executive, Compensation and Nominating and Corporate Governance Committees.

Gregory M. Kerwin, age 60, has been a director since 1999. In 1975, Mr. Kerwin became an associate, and is now senior partner in the firm of Kerwin & Kerwin, Attorneys at Law in Elizabethville, PA. A large part of the practice of the law firm deals in real estate transactions which involve bank financing. Mr. Kerwin has represented hundreds of clients (buyers, sellers and lenders) participating in such transactions. During the past 35 years, Mr. Kerwin, as solicitor, has represented over ten municipal governments and authorities in Northern Dauphin County. As a result of his association with these organizations, Mr. Kerwin is keenly aware of the strengths, assets and needs of the Bank’s local communities. Mr. Kerwin has a Bachelor of Arts Degree in Political Science from The Pennsylvania State University and a Juris Doctor from The Dickinson School of Law in Carlisle, PA. Because of his legal expertise, his knowledge in managing his own law firm and his knowledge of the Bank’s local community, the Board has determined that Mr. Kerwin adds value to the Corporation and is qualified to serve on the Board, as well as on the Executive and Nominating and Corporate Governance Committees.

Current Class B Directors (to serve until 2012)

Steven T. Boyer, age 48, has been a director since January 26, 2011. Mr. Boyer is President of the Cutting Tool Divisions of Alvord-Polk, Inc. in Millersburg, PA. He is a College of Business Administration graduate from The Pennsylvania State University. Mr. Boyer is a member of the National Aerospace Standards Committee and served on the Board of Directors of the United States Cutting Tool Institute from 2002 to 2007. He is the Head Coach of the Millersburg High School Football team, a Board member of the Maroon & Gold Foundation and a member of the Millersburg Lions Club. He previously served as a School Board Director of the Millersburg Area School District. The Board feels Mr. Boyer is a valuable addition to the Board and has determined that Mr. Boyer’s vast business experience and community involvement qualify him to serve on the Board of Directors.

Jere M. Coxon, age 68, has been a director since 1991. Mr. Coxon is semi-retired Executive Vice President of both Penn Wood Products, Inc., a manufacturing company, and Appalachian Realty Corp., a real estate holding company, of East Berlin, PA. Mr. Coxon also serves on the Board of Directors of Bethesda Mission in Harrisburg, PA. He received a Bachelor of Arts Degree in Business Management from Texas Wesleyan University and previously worked as a Cost Accountant for Lenox Inc. in Fort Worth, TX. Mr. Coxon has served on the Corporation’s Board since its formation in 1991 and has served on the Bank’s Board of Directors since 1981. The Board has determined Mr. Coxon’s expertise in business and his many years of Board experience add value to the Corporation and qualify him to serve as a Director and also on the Audit, Compensation, Executive and Nominating and Corporate Governance Committees.

Rory G. Ritrievi, age 47, has been a director since February 25, 2009. On February 25, 2009, Mr. Ritrievi joined the Corporation and the Bank as President and Chief Executive Officer. Mr. Ritrievi has worked in the financial services industry for more than 24 years. He previously served as Senior Executive Vice President/Market President and Chief Lending Officer of Commerce Bank/Harrisburg, where he managed all aspects of the customer experience including the retail network, lending, marketing and public relations. As Chief Lending Officer, Mr. Ritrievi was responsible for loan production, credit quality and credit administration. Mr. Ritrievi holds a Juris Doctor from Widener University School of Law and a Bachelor of Arts Degree in Economics from the University of Pittsburgh. He was awarded the Widener University School of Law Distinguished Young Alumni honor in 1999. In addition to being named one of Central Penn Business Journal’s Forty under 40, Mr. Ritrievi earned the Central PA Chapter of The Leukemia and Lymphoma Society’s Man of the Year award in 2003. He is currently serving on the Board of Directors of the Pennsylvania Association of Community Bankers. Because of his educational and leadership skills and his extensive knowledge and experience in many phases of banking, the Board concluded that Mr. Ritrievi was the right person to lead the Corporation and the Bank and feels that these attributes qualify him to serve as President and CEO of the Corporation and the Bank and also as a member of both Boards and the Executive Committee. His service has been a valuable addition to the Corporation and the Bank.

Edwin D. Schlegel, age 73, has been Chairman of the Board of the Corporation and the Bank since 2008 and has been a director of the Corporation since 1991 and a director of the Bank since 1981. He served as Interim President and Chief Executive Officer from October 29, 2008 to February 25, 2009. Mr. Schlegel is retired and most recently served as Superintendent of the Millersburg Area School District. His employment consisted of class room teacher, school administrator and school district superintendent. He is a member of the Millersburg Board of Education and the Capital Area Intermediate Unit Board of Education. Mr. Schlegel has a Bachelor of Science Degree in Education from Shippensburg State College, a Master of Science Degree in Education and certification in Educational Administration from Temple University and a certification (letter of eligibility) of School District Superintendent from Bucknell University. Mr. Schlegel has continued his education by attending various banking seminars. Mr. Schlegel is an active volunteer in the Millersburg community. The Board determined that Mr. Schlegel’s active Board involvement over the past 28 years, his investment in the Corporation and strong leadership skills qualify him to serve as Chairman of the Board of the Corporation and the Bank and as a member of the Executive Committee. The Board has found Mr. Schlegel’s service to be of great value to the Corporation and the Bank.

Current Class C Directors (to serve until 2013)

Robert A. Abel, age 52, has been a director since January 26, 2011. Mr. Abel, a Certified Public Accountant and Certified Specialist in Estate Planning, is a Principal and Shareholder of Brown Schultz Sheridan & Fritz, in Camp Hill, PA, providing tax, audit, and consulting services. He has written many articles and participated in seminars on topics such as estate planning, wealth transfer and financial planning for the closely held corporation. He received a Bachelor of Science Degree from Shippensburg University, from which he graduated Summa Cum Laude. He is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and the National Association of Estate Planners & Councils. He served as past Chairman of the Harrisburg YMCA and assisted in founding a non-profit organization. The Board has determined that Mr. Abel’s vast knowledge in the accounting industry qualifies him to serve as a member of the Board and as Financial Expert of the Audit Committee. The Board feels the addition of Mr. Abel to the Board of Directors adds great value.

Theodore W. Mowery, age 52, has been a director since 2003. Mr. Mowery is a partner with Gunn Mowery, LLC in Camp Hill, PA. He is a licensed agent in life, health, property and casualty insurance and holds a Securities Series 6 and 63 license. Mr. Mowery is a founding partner of Gunn Mowery LLC, who currently employs 60 people and manages over $100 million in insurance premiums. He is a founding partner in Gaughen Insurance, Inc. He is also a partner in Gunn Mowery Properties, LLC, a real estate holding company. Mr. Mowery serves as a Board member of the Lion Foundation. He is past President of the Camp Hill School Board, past President of the Mental Health Association of Cumberland, Dauphin and Perry Counties and past Board member of the West Shore Country Club. Mr. Mowery has a Bachelor of Arts Degree in Health and Physical Education from Gettysburg College. Due to his vast knowledge of the insurance services industry and his experience in managing all aspects of his own company, the Board has determined that Mr. Mowery has added value to the Corporation and is qualified to serve as a member of the Board, as well as the Compensation and Nominating and Corporate Governance Committees.

Donald E. Sauve, age 69, has been a director since 1999. Mr. Sauve is retired. He founded his own supermarket business, Don’s Food Market, Inc. in Lykens, PA, and later became a consultant to that company. Mr. Sauve has been involved with banking for many years. He served as a collection agent for Investors Loan Company and served on three bank Boards. He has also attended many banking seminars. Mr. Sauve is active with the Lykens Chamber of Commerce, which is involved with revitalizing the Lykens community. The Board has determined that Mr. Sauve’s business skills in managing all aspects of his own business qualify him to serve on the Board and on the Audit and Compensation Committees.

William A. Specht, III, age 49, has been a director since 2006. Mr. Specht became President and CEO of Seal Glove Manufacturing, Inc. in 2005, where he previously served as Vice President. He is also President of Ark Safety, previously serving as Vice President, and is President of Rescue Remedies, a company purchased in 2006. As President and CEO of his business affiliations, Mr. Specht is knowledgeable in all aspects of business operations. He also serves on the Boards of Directors of all three companies. Mr. Specht was recently appointed by the Dauphin County Commissioners to serve on the Dauphin County Planning Commission. Mr. Specht previously served as a Board member of MANTEC, a non-profit corporation, a member of the Consumer Advisory Board of Capital Blue Cross and as a School Board Director of the Millersburg Area School District. Mr. Specht is an active member of the Millersburg community and has served and continues to serve in various capacities with various organizations. The Board has determined Mr. Specht’s knowledge and management of his own business affiliations add value to the Corporation and qualify him to serve on the Board and on the Audit and Compensation Committees.

Compensation of the Board

The Bank participates in the L. R. Webber Associates, Inc. Salary/Benefits Survey, which includes a survey of director fees and benefits. The Bank also periodically conducts a survey of director fees, committee fees and other director compensation of banks that are similar in size and in similar markets to the Bank. The Compensation Committee reviews these surveys and recommends to the full Board any changes to the compensation of the Board members for the upcoming year. The Board has the final approval of the compensation of its directors. The following is a summary of director fees:

Board of Director fee	$12,000 annually
Independent Board Meeting fee	$500 per meeting attended
Nominating and Corporate Governance Committee fee	$250 per meeting attended
Executive Committee Meeting fee	$250 per meeting attended
Audit Committee Meeting fee	$325 per meeting attended
Compensation Committee Meeting fee	$300 per meeting attended
Loan Committee Meeting fee (Bank only committee)	$250 per meeting attended
Trust Committee Meeting fee (Bank only committee)	$250 per meeting attended
Real Estate Committee Meeting fee (Bank only committee)	$250 per meeting attended

Mr. Ritrievi did not receive an annual fee for serving on the Board nor did he receive any fees for attending committee meetings. Mr. Schlegel received fees of $6,000 for his services as Chairman, and Mr. Grubic received fees of $3,600 for his services as Vice-Chairman. Mr. Durica was paid $20,000 in fees for services rendered in his capacity as Chairman of the Audit Committee, which includes his work to prepare for committee meetings and to attend meetings with the Bank’s auditors, compliance consultants, SEC counsel, and other advisors the Bank uses in connection with its audit program. The Board was paid $179,375 in the aggregate, for all Board fees and fees for committee meetings attended in 2010. Mr. Grubic was paid an additional $200 for attending two Mid Penn Bank Business Development Advisory Board meetings.

The Bank maintains a deferred fee plan for directors, which enables a director to annually elect to defer payment of up to $12,000 of his fees until he terminates service on the Bank’s Board of Directors. Participating directors may elect to receive either a lump sum or equal monthly installments in an amount equal to his deferral account (plus interest) upon retirement, early termination, disability, change in control or a hardship. If a director dies before distribution of his deferral account commences, his designated beneficiary is entitled to receive the amounts in his deferral account or the projected account balance at the time the Bank adopted the deferred fee plan (limited by the amount of net coverage purchased by the Bank), whichever is greater. For 2010, Messrs. Grubic and Schlegel each deferred $8,000 of their fees, and Messrs. Mowery and Sauve each deferred $12,000 of their fees.

In May 1995, the Bank adopted the Mid Penn Bank Director Retirement Plan. Under the Director Retirement Plan, Bank directors who terminate their service on the Board other than for cause with at least five years of service are eligible to receive a retirement benefit. The five-year service requirement is waived if a director’s service is terminated for disability or within 90 days of a change in control. The annual benefit is determined by multiplying the “base retirement amount” for the director’s position ($566.37 for the Chairman, $283.19 for all other directors, which reflect the inflationary adjusted rates for 2010) by the number of full years the member served. The plan contains an annual inflationary adjustment provision. Benefits are paid in cash on a quarterly basis and continue for 60 quarterly payments or the director’s death, if earlier.

The following table summarizes the total compensation that non-employee directors earned for service as directors of the Corporation and the Bank for the year ended December 31, 2010.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)	Total ($)
Jere M. Coxon	17,175	6,482	23,657
Matthew G. DeSoto	18,600	1,388	19,988
A. James Durica	36,425	2,233	38,658
Robert C. Grubic	21,850	2,130	23,980
Gregory M. Kerwin	14,550	1,084	15,634
Theodore W. Mowery	17,550	0	17,550
Donald E. Sauve	16,425	8,434	24,859
Edwin D. Schlegel	18,000	6,099	24,099
William A. Specht, III	18,800	475	19,275

(1)	Amounts reflect a change in the mortality table used to value pension benefits based on a change made by the IRS.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Board delegated the task of administering the Bank’s compensation program to the Compensation Committee. The committee strives to offer a fair and competitive compensation policy to govern named executive officers’ base salaries and to attract and maintain competent, dedicated and ambitious managers whose efforts will enhance the products and services of the Corporation and of the Bank, resulting in higher profitability, increased dividends to the Corporation’s shareholders and appreciation in market value of the Corporation’s common stock.

The elements of compensation for 2010 for the named executive officers were base salary and retirement and health benefits.

Management’s Role in Determining Compensation

The Compensation Committee considers the views and recommendations of the Chief Executive Officer in making compensation decisions affecting executive officers who report to him. The Chief Executive Officer’s role in recommending compensation and compensation programs is to develop and recommend appropriate performance measures and targets for each individual, to report on the respective individual’s performance, and to compile data and background material to enable the Compensation Committee to assess the labor market. The Chief Executive Officer is not present during discussions or decisions regarding his compensation.

Compensation Consultant’s Role in Determining Compensation

In 2010, the Compensation Committee did not hire a compensation consultant to assist in determining the named executive officers’ compensation.

Components of Compensation:

Base Salary

Base salary levels are set to attract and retain executives who can further the Corporation’s and Bank’s strategic objectives. Base salary is a major component of the named executive officers’ compensation, and the Compensation Committee reviews it every year to determine whether the salary is at the appropriate level.

The Compensation Committee, in using its business judgment, determined that given the current economic conditions, the potential changes in regulatory and monetary policies, and the effect of the current economic conditions on the Bank’s clients, that it was in the best interest of the Corporation and Bank not to provide raises in base salary for its named executive officers in 2010.

Benchmarking

As the Compensation Committee determined that it was not changing the compensation levels of the named executive officers due to external factors, it did not benchmark compensation.

Benefit Plans

The named executive officers participate in benefit plans that are generally available to all employees and executive officers. These plans include group life insurance, group disability, health insurance and voluntary dental and vision benefits. Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of the Bank.

The Bank also provides a qualified 401(k) and retirement plan and maintains an Employee Stock Ownership Plan (“ESOP”) for all employees who meet the eligibility requirements. The Bank believes that it is important to assist employees in saving for retirement and believes that by providing a mechanism to save for retirement, the Bank is providing the named executive officers with incentive to continue in the employ of the Bank. Additionally, the ESOP is designed to reward performance and to drive an ownership culture by rewarding employees with Corporation stock.

Benefit plans are not tied to Bank or individual performance. The cost of providing such plans to all eligible employees and executive officers is not taken into account when determining specific salaries of the named executive officers and is seen as a cost of doing business.

The Chief Executive Officer and President is provided a company vehicle. Provision of a company vehicle or for a car allowance is standard in the financial services industry as named executive officers frequently meet clients and business associates offsite.

Employee Stock Purchase Plan

In 2010, the Board of Directors approved an Employee Stock Purchase Plan (the “Plan”) effective January 1, 2011 to provide eligible employees of the Corporation or Bank with an opportunity to purchase shares of common stock of the Corporation through payroll deductions. Participation in the Plan will provide eligible employees with a convenient method to acquire an interest in the long-term performance and success of the Corporation, thereby, providing them an incentive to ensure the success of the Corporation.

Incentive Compensation

All employees are eligible to participate in the Employee Referral Incentive Program, under which employees are eligible to receive awards for locating, recruiting, and referring candidates for openings at the Bank. The amount of the award is based on the position for which the person referred is hired and is paid in two installments, the second of which is subject to the referral completing six months employment at the Bank.

No other incentive compensation was paid to the named executive officers, nor were the named executive officers eligible for any other incentive compensation.

Accounting and Tax Treatments

There were no decisions or changes made to compensation or benefit plans as a result of accounting and/or tax treatments. As part of the TARP requirements, as further discussed below, the Bank agreed that it will not take a deduction for any compensation paid in excess of $500,000 to any named executive officer which would not be deductible if Internal Revenue Code Section 162(m)(5) applied to the Bank. The Bank’s compensation levels are less than $500,000; therefore, this agreement does not affect the named executive officers’ levels of compensation.

Material Differences in Named Executive Officers’ Compensation

The differential between salary levels for each of the named executives is primarily driven by their respective positions with consideration also given to the experience and time in their respective positions.

Triggering Events in Executive Agreements

The triggering events contained in Mr. Ritrievi’s employment agreement are termination without cause, termination after a change of control and termination for good reason. The triggering events in Mr. Laudenslager’s change of control agreement are a termination without cause or a termination for good reason after a change of control. The Compensation Committee wanted to provide Messrs. Ritrievi and Laudenslager with the security of knowing that if he is terminated in one of those scenarios, he would receive some form of compensation during the transition phase from working for the Corporation/Bank to finding another position. The Compensation Committee believes that the triggering events in these agreements are appropriate in that they encourage Messrs. Ritrievi and Laudenslager to act in the best interests of the shareholders in evaluating any change of control opportunities and keep them focused on running the Corporation in the face of real or rumored corporate transactions. In addition, each contract contains a non-competition provision, whereby the executive is not allowed to compete with the Corporation or solicit customers of the Corporation for a specific period of time.

TARP Requirements

The named executive officers have signed an omnibus agreement agreeing to have their compensation limited by the mandates contained in The American Recovery and Reinvestment Act, if applicable.

Additionally, the Compensation Committee met with the Senior Risk Officer and reviewed the Corporation’s and Bank’s compensation plans and has determined that the plans do not encourage any employee to take unnecessary and excessive risks, do not pose unnecessary risks to the Corporation or Bank, and do not contain features which would encourage the manipulation of earnings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement.

The Compensation Committee certifies that:

(1) It has reviewed with the Senior Risk Officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Corporation;

(2) It has reviewed with the Senior Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation; and

(3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

Compensation Committee

Theodore W. Mowery, Chairman	Jere M. Coxon
Matthew G. DeSoto	Robert C. Grubic
Donald E. Sauve	William A. Specht, III

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The Corporation has no Compensation Committee interlocks. Messrs. Mowery, Coxon, DeSoto, Grubic, Sauve and Specht constitute all of the directors who served on the Compensation Committee at any time during 2010. Each of them is an independent outside director. None of them is a current or former officer or employee of the Corporation. During 2010, the Bank engaged in customary banking transactions and had outstanding loans to certain of its directors, executive officers, members of the immediate families of certain directors and executive officers, and their associates. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. In the opinion of management, these loans do not involve more than normal risk of collectability or present other unfavorable features. Edwin D. Schlegel, Chairman of the Board, and Rory G. Ritrievi, President and Chief Executive Officer of the Corporation, attended Compensation Committee meetings only when and to the extent requested by the Committee. Mr. Ritrievi did not participate in determining his own compensation.

EXECUTIVE COMPENSATION

The following discussion provides details of the various components of executive compensation.

Summary Compensation Table

The following table summarizes the total compensation awarded or earned for services in all capacities to the Corporation or the Bank for the years ended December 31, 2010, December 31, 2009, and December 31, 2008, for the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Rory G. Ritrievi President and Chief Executive Officer (1)	2010 2009	265,000 222,192	— —	— —	— —	— —	2,077 —	4,278 2,526	271,355 224,718
Kevin W. Laudenslager Senior Executive VP Northern Region President/Chief Operating Officer and Chief Financial Officer of the Corporation	2010 2009 2008	170,160 162,760 108,983	— — 1,635	— — —	— — —	— — 1,510	— — —	5,917 25,729 10,437	176,077 188,489 122,565
Terrence M. Monteverde Senior VP and Chief Credit Officer	2010	140,000	—	—	—	—	—	5,147	145,147
Scott W. Micklewright Senior VP and Chief Lending Officer	2010	125,192	—	—	—	—	—	3,539	128,731
Edward P. Williams Senior VP and Chief Financial Officer of the Bank		101,387	—	—	—	—	—	3,536	104,923

(1)	Mr. Ritrievi commenced employment with the Corporation and the Bank on February 25, 2009.
(2)	Mr. Laudenslager earned $1,000 under the Employee Referral Incentive Program, $500 as a perfect attendance bonus and a business referral incentive of $10 during 2008. These amounts were previously reported in “All Other Compensation.”
(3)	Reflects Mr. Ritrievi’s change in pension value under the Director Retirement Plan.
(4)	Includes the following amounts that were paid to or on behalf of the named executive officers:

	Year	Ritrievi	Laudenslager	Monteverde	Micklewright	Williams
401(k) Match	2010	$1,656	$5,105	$323	$3,029	$3,042
	2009	—	$4,883	—	—	—
	2008	—	$7,629	—	—	—
	Year	Ritrievi	Laudenslager	Monteverde	Micklewright	Williams
ESOP Contribution	2010	—	—	—	—	—
	2009	—	—	—	—	—
	2008	—	$2,180	—	—	—
Life Insurance	2010	$972	$812	$624	$510	$494
	2009	$599	$846	—	—	—
	2008	—	$628	—	—	—
Car Allowance	2010	—	—	$4,200	—	—
	2009	—	$20,000	—	—	—
	2008	—	—	—	—	—
Personal Use of Company Vehicle	2010	$1,650	—	—	—	—
	2009	$1,927	—	—	—	—
	2008	—	—	—	—	—
Total	2010	$4,278	$5,917	$5,147	$3,539	$3,536
	2009	$2,526	$25,729	—	—	—
	2008	—	$10,437	—	—	—

Mid Penn Bank Retirement Plan/401(k) Plan

The Corporation does not maintain a defined benefit pension plan. The Bank, however, maintains the Mid Penn Bank Retirement Plan, created in 1949, restated in 1994, and last amended in 2007, which covers all Bank employees who meet eligibility requirements. The Board of Directors instituted a 401(k) Plan as part of the Retirement Plan effective January 1, 2007 for all Bank employees who satisfy eligibility requirements. Eligible employees are entitled to receive a share of the Bank’s contribution to the plan if they are Bank employees on December 31st. For the year 2010, the Board approved a matching contribution rate of 50% of the employee contribution, up to a maximum Bank contribution of 3%. The Board maintains the right to adjust its matching rate on an annual basis.

The annual contribution to the Retirement Plan is determined by the Bank’s Board of Directors based on the recommendation of the Compensation Committee. The contributions to the Retirement Plan are paid to a trust fund that is administered by the Bank’s Trust Department. A participating employee is allocated a share of the net income of the trust fund and the increase or decrease in the fair market value of its assets on the basis of such employee’s beginning of the plan year account balance, plus forfeitures of unvested balances from employees who terminated employment, less any payments as compared to the total beginning account balances, less payments to all the participating employees. A notice of the account balance is given to participating employees annually.

Distributions under the plan can be made to participating employees upon retirement, either normal or early retirement as defined in the plan, at death or disability of the participating employee or upon severing employment if either partially or fully vested. The plan provides for percentage vesting of 20% for the first full two years of service increasing annually thereafter to 100% vesting after six full years of participation. The plan provides for an accelerated vesting schedule in the event it becomes top-heavy.

Management cannot determine the extent of the benefits that any participating employee may be entitled to receive under the plan on the date of termination of employment because the amount of the benefits is dependent, among other things, upon the Bank’s future earnings, the participants’ future compensation and the future earnings of the plan’s trust fund. As of December 31, 2010, the total market value of the Mid Penn Bank Retirement Plan was approximately $4,784,631, which does not include the 401(k) Plan. As of December 31, 2010, there were no shares of Mid Penn Bancorp, Inc. common stock in the plan.

Employee Stock Ownership Plan

Effective January 1, 1998, the Board of Directors adopted the Mid Penn Bank Employee Stock Ownership Plan for all Bank employees and its subsidiaries who satisfy length of service requirements. The Plan was last amended in 2007. Participants do not contribute to the plan. The Plan invests in shares of Mid Penn Bancorp, Inc. stock, holding 42,270.6716 shares as of December 31, 2010. Each year the Bank may, in its discretion, contribute to the ESOP. In 2010, the Bank did not make any contributions to the plan. As of December 31, 2010, the total market value of the Employee Stock Ownership Plan was approximately $330,118.

Employment Agreements

On February 25, 2009, the Bank entered into an employment agreement with Rory G. Ritrievi in connection with his appointment as President and Chief Executive Officer of the Corporation and the Bank. The term of this agreement is two years which will renew automatically for an additional two years on each anniversary of the agreement unless either party gives a ninety day notice of non-renewal. Pursuant to this agreement, Mr. Ritrievi is entitled to an initial base salary, subject to annual review and increase, of $265,000 and to participate in any fringe benefits generally available to the Bank’s salaried officers, other benefits that the Board deem appropriate and reimbursement of any business expenses. The Corporation may terminate Mr. Ritrievi’s employment for “cause” (as defined in the agreement) upon thirty days written notice, and all rights and benefits under this agreement shall terminate upon the termination date. If Mr. Ritrievi is placed on disability leave (as defined in the agreement), he shall receive 100% of his then salary for ninety days and shall receive 60% of his then salary for up to a maximum of $10,000 per month thereafter until the earlier of his return to work, his death or the expiration of the agreement pursuant to its terms. Notwithstanding the foregoing, such term shall not be longer than twenty-nine months. During his disability leave, Mr. Ritrievi will receive all other benefits due under the agreement. If he dies, the agreement and all benefits under it automatically terminate at the close of the calendar week in which his death occurs. Upon termination by the Bank of Mr. Ritrievi’s employment, other than for cause or upon notice of termination of the agreement, the Corporation shall pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to two times his annual base salary for the previous twenty-four months paid in two lump sums over a one-year period, which is subject to an excise tax reduction, and one year of benefits. Additionally, if Mr. Ritrievi terminates his employment following a change in control or for good reason (as defined in the agreement), the Bank shall pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to two times his annual base salary for the previous twenty-four months paid in two lump sums over a one-year period, which is subject to an excise tax reduction, and one year of benefits. Mr. Ritrievi is subject to customary non-competition, non-solicitation and confidentiality provisions.

On April 1, 2008, the Corporation entered into a change of control agreement with Kevin Laudenslager. Under the agreement, Mr. Laudenslager will receive a lump-sum payment equal to two times his base salary if he is terminated after a change of control or if he terminates employment for good reason, as defined in the agreement, after a change in control. The Compensation Committee believed that it was appropriate to enter into the agreement with Mr. Laudenslager because of his substantial knowledge, ability and experience, which are beneficial to the successful operation of the Corporation. Additionally, by entering into the agreement, the Corporation is giving Mr. Laudenslager the security of knowing that he will receive compensation if he is terminated or terminates for good reason after a change in control during the time of his transition from the Corporation to another company. In exchange for receiving the change in control, Mr. Laudenslager has agreed to non-competition provisions restricting his working for a competitor after a change in control, soliciting clients and employees.

The Corporation was subject to Troubled Asset Relief Program (“TARP”) during 2010, including on December 31, 2010. TARP prohibits the payment of certain amounts deemed to be bonuses or “golden parachutes.” TARP defines the term “golden parachute payment” to mean any payment for the departure for any reason, or any payment due to a change in control, except for payment for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability, or (iii) severance required to be made pursuant to a state statute. Accordingly, the Corporation is prohibited from making certain of the payments described above because of its participation in TARP.

Risk Analysis of Compensation Practices and Policies

The Bank reviewed its compensation policies and practices for all employees and determined that they do not create risks that are reasonably likely to have a material adverse effect on the Corporation or Bank. The Corporation and Bank currently offer an employment agreement for its Chief Executive Officer, and the Corporation offers a change of control agreement for its Chief Financial Officer. It was determined that after review of each of the above agreements that neither of them create risks that are reasonably likely to have a material adverse effect on the Corporation or Bank. Other than the Employee Referral Incentive Program, the Corporation and the Bank do not offer any employee compensation arrangements that provide for variable cash bonus compensation, commission or incentive payments. The Compensation Committee reviewed the terms, structure and implementation of the Employee Referral Incentive Program. The Compensation Committee determined that such arrangement does not create risks that are reasonably likely to have a material adverse effect on the Corporation or Bank.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

It was determined that the appropriate triggering events for payments under certain plans are retirement, early retirement, disability, change of control and death. These triggers are standard in the financial industry and are appropriate to accomplish the intent of providing an incentive for longevity. None of the named executive officers will be able to collect any post-termination payments while the Corporation’s preferred stock issued under TARP remains outstanding.

The Bank may terminate Mr. Ritrievi’s employment for “cause” (as defined in the agreement) upon thirty days written notice, and all rights and benefits under this agreement shall terminate upon the termination date. If Mr. Ritrievi is placed on disability leave (as defined in the agreement), he receives 100% of his then salary for ninety days and 60% of his then salary for up to a maximum of $10,000 per month thereafter until the earlier of his return to work, his death or the expiration of the agreement pursuant to its terms, not to exceed twenty-nine months under the Bank’s disability plan. During his disability leave, Mr. Ritrievi will receive all other benefits due under the agreement. If he dies, the agreement and all benefits under it automatically terminate at the close of the calendar week in which his death occurs. Upon termination by the Corporation of Mr. Ritrievi’s employment other than for cause or upon notice of termination of the agreement, the Corporation is required to pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to two times his annual base salary for the previous twenty-four months paid in two lump sums over a one-year period, which is subject to an excise tax reduction, and one year of benefits. Additionally, if Mr. Ritrievi terminates his employment following a change in control or for good reason (as defined in the agreement), the Bank is required to pay Mr. Ritrievi his full base salary through the date of termination and an amount equal to two times his annual base salary for the previous twenty-four months paid in two lump sums over a one-year period, which is subject to an excise tax reduction, and one year of benefits.

Upon a termination after a change in control without cause or for good reason, Mr. Laudenslager would receive two times his annual salary.

The following table sets forth certain information with respect to severance benefits under an employment agreement or change in control agreement with a named executive officer assuming that the termination occurred on December 31, 2010, and assuming that the Corporation’s preferred stock issued under TARP was redeemed.

			Absent Change in Control			After Change in Control
	Disability		Involuntary Termination without Cause (1)		Voluntary Termination for Good Reason	Involuntary Termination without Cause (1)		Voluntary Termination for Good Reason (2)
Rory G. Ritrievi (5)
Severance	$66,249	(1)	$530,000	(3)	$530,000	$530,000		$530,000
Medical continuation	$4,095	(2)	$12,606		$12,606	$12,606		$12,606
Value of accelerated stock options	$0		$0		$0	$0		$0
Value of accelerated restricted stock	$0		$0		$0	$0		$0
Potential reduction in payout due to operation of Code Section 280G	$0		$0		$0	$0		$0

Total	$70,344		$542,606		$542,606	$542,606		$542,606

Kevin W. Laudenslager (5)
Severance	$0		$0		$0	$325,520	(4)	$325,520
Medical continuation	$0		$0		$0	$5,385		$5,385
Value of accelerated stock options	$0		$0		$0	$0		$0
Value of accelerated restricted stock	$0		$0		$0	$0		$0

Total	$0		$0		$0	$330,905		$330,905

(1)	After the first ninety days, Mr. Ritrievi would receive the same benefits as other employees under the Bank’s long-term disability plan.
(2)	Under the Bank’s policies, the Bank continues to provide benefits to employees who are on disability. The $4,095 represents the cost to the Bank for the employee’s share of continued coverage which the Bank does not typically pay for employees.
(3)	Payable in two lump sum payments; the first within thirty days of termination and the second, one year later.
(4)	Payable in monthly payments over twenty-four months.
(5)	As explained above, the Corporation would have been prohibited from making any payments to the executives outlined in the above chart, except for disability payments, as the Corporation’s stock issued under the Troubled Assets Relief Program remained outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Neither the Corporation nor the Bank have entered into any material transactions, proposed or consummated, with any director or executive officer of the Corporation or the Bank, or any associate of the foregoing persons. From time to time, the Bank has engaged in and intends to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers and their associates on comparable terms with similar interest rates as those prevailing from time to time for other customers.

Related party transactions greater than $10,000 must be approved by the Board prior to any commitment by the Bank to any such transaction. Directors do not participate in the discussions and are not present for voting on their own related party transactions. All of the material terms, conditions and purpose of the transaction shall be described in writing and provided to the Board, together with the written request for approval of any such related party transaction. The transaction should be reviewed and approved by the appropriate senior officer before being submitted to the Board for approval. Related party transactions for ongoing or continuing services can be reviewed and pre-approved within reasonable parameters by the Board on an as-needed basis. If the terms, pricing or conditions change so as to go outside the specified parameters cited in the request, the transactions shall be resubmitted for review and approval after the fact.

The Bank has made loans to the Corporation’s and the Bank’s officers and directors and their immediate families and companies in which they had an ownership interest of 10% or more. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features.

BENEFICIAL OWNERSHIP OF MID PENN BANCORP’S STOCK

HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

Principal Shareholders

The following table shows, to the best of the Corporation’s knowledge, those persons or entities, who owned of record or beneficially, on February 15, 2011, more than 5% of the outstanding shares of the Corporation’s common stock.

Beneficial ownership of the Corporation’s common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after February 15, 2011.

Name and Residual Address of Beneficial Owner	Number of Shares	Percent of Class

Inter vivos trust, for the benefit of Ruth Gilbert McCarty & Anna C. Gilbert Woodside, with NEBCO, the Trust Department of Mid Penn Bank, as Trustee 349 Union Street, Millersburg, Pennsylvania 17061 (1)	177,386	5.10%

(1)	The Trustee retains sole investment power over the shares of the Corporation’s common stock held by the Trust. Such shares are voted, pursuant to the terms of the Trust, by the decision of a majority of the three longest-serving directors of the Bank.

Share Ownership by the Directors, Officers and Nominees

The following table shows, as of February 15, 2011, the amount and percentage of the Corporation’s common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of the Corporation as a group.

Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes the power to vote or to direct the voting of the stock; or

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after February 15, 2011.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Robert A. Abel	1,000	(1)	0.03%
Steven T. Boyer	2,500	(2)	0.07%
Jere M. Coxon	55,396	(3)	1.59%
Matthew G. DeSoto	5,075	(4)	0.15%
Robert C. Grubic	32,218		0.93%
Gregory M. Kerwin	24,354	(5)	0.70%
Theodore W. Mowery	7,381		0.21%
Rory G. Ritrievi	6,010		0.17%
Donald E. Sauve	3,251	(6)	0.09%
Edwin D. Schlegel	82,328	(7)	2.37%
William A. Specht, III	34,211	(8)	0.98%
Kevin W. Laudenslager	1,892		0.05%
Scott W. Micklewright	645	(9)	0.02%
Terrence M. Monteverde	2,875	(10)	0.08%
Edward P. Williams	301		0.01%
All Officers and Directors as a Group (16 persons)	262,569		7.55%

(1)	Shares held jointly by Mr. Abel and his spouse in a Trust.
(2)	Shares held jointly by Mr. Boyer and his spouse.
(3)	Includes 1,789 shares held by Mr. Coxon’s spouse.
(4)	Includes 78 shares held by Mr. DeSoto as a 50% owner in a partnership account, for which he has sole voting power.
(5)	Shares held jointly by Mr. Kerwin and his spouse.
(6)	Shares held jointly by Mr. Sauve and his spouse.
(7)	Shares held jointly by Mr. Schlegel and his spouse.
(8)	Includes 3,001 shares held jointly by Mr. Specht and his spouse. Mr. Specht is trustee of a family trust of which 15,783 shares are held for the benefit of Janet E. Specht and 15,427 shares are held for the benefit of William A. Specht, Jr.
(9)	Shares held jointly by Mr. Micklewright and his spouse.
(10)	Includes 500 shares held jointly by Mr. Monteverde and his spouse and 1,000 shares held jointly by Mr. Monteverde and his sister.

PROPOSAL NO. 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 amended Section 111 of the Emergency Economic Stabilization Act of 2008 to require companies participating in the Capital Purchase Program under the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officers found in this proxy statement. On December 19, 2008, the United States Department of the Treasury purchased $10 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, under the Troubled Asset Relief Program Capital Purchase Program and is submitting the following resolution for the approval of the shareholders:

“Resolved, that the shareholders hereby approve the executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure), regarding named executive officers in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into consideration the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICERS (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF

PARENTEBEARD LLC AS THE CORPORATION’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee of the Board has appointed ParenteBeard LLC as its independent registered public accounting firm for the year ending December 31, 2011. Services provided to the Corporation and the Bank by ParenteBeard LLC in 2010 are described under the “Audit Committee Report,” above.

The Corporation is asking its shareholders to ratify the selection of ParenteBeard LLC as its independent registered public accounting firm. Although this ratification is not required by the Corporation’s By-laws or otherwise, the Board is submitting the selection to its shareholders for ratification as a matter of good corporate practice.

Representatives of ParenteBeard LLC will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PARENTEBEARD LLC AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

No determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment. In order to provide greater certainty with respect to auditing fees and costs, during 2009, the Corporation engaged ParenteBeard LLC as its independent auditors for a three-year period. In the event that shareholders do not ratify the appointment of ParenteBeard LLC, the Audit Committee would take a number of factors into account in determining its course of action, including its evaluation of the services provided by ParenteBeard LLC and the remaining term of the Corporation’s engagement of ParenteBeard LLC. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of these forms, or written representations from certain reporting persons, the Corporation believes that, during the period from January 1, 2010 through December 31, 2010, its officers and directors complied with all applicable filing requirements except for Mr. Monteverde who filed one late report for two transactions and Mr. Mowery who filed two late reports for four transactions.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in the Corporation’s proxy statement for next year’s annual meeting, the written proposal must be received by the Corporation no later than November 25, 2011. All proposals must comply with the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials and the shareholder proposal provisions of Section 2.6 of the Corporation’s By-laws. If a shareholder proposal is submitted to the Corporation after November 25, 2011, it is considered untimely, and the Corporation is not obligated to include it in the 2012 proxy statement or act upon it at the annual meeting. Similarly, in compliance with the Corporation’s By-laws, shareholders wishing to nominate a candidate for election to the Board must notify the Corporation’s Secretary in writing no later than 120 days in advance of the meeting. Shareholders must deliver any proposals or nominations in writing to the Secretary of the Corporation at its principal executive office, 349 Union Street, Millersburg, Pennsylvania 17061. See page 7 for more information about nominations to the Board.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board knows of no matters other than those discussed in this proxy statement or referred to in the accompanying Notice of Annual Meeting of Shareholders that properly may come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of the Corporation.

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY MID PENN BANCORP, INC.	For	With- hold	For All Except

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS			1.	ELECTION OF THREE CLASS A DIRECTORS TO SERVE FOR A THREE-YEAR TERM AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.	☐	☐	☐

The undersigned hereby constitutes and appoints Roberta A. Hoffman, Randall L. Klinger and Scott W. Micklewright and each or any of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Mid Penn Bancorp, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, on Tuesday, May 3, 2011 at 10:00 a.m., prevailing time, and at any adjournment or postponement of the meeting as follows:

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF PARENTEBEARD LLC AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Matthew G. DeSoto, Robert C. Grubic, Gregory M. Kerwin

The Board of Directors recommends a vote FOR these nominees.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

					For	Against	Abstain
			2.	PROPOSAL TO APPROVE THE FOLLOWING NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION:	☐	☐	☐

“RESOLVED, THAT THE SHAREHOLDERS HEREBY APPROVE THE EXECUTIVE COMPENSATION, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE), REGARDING NAMED EXECUTIVE OFFICERS IN THIS PROXY STATEMENT.”

The Board of Directors recommends a vote FOR this advisory vote on executive compensation.

					For	Against	Abstain
			3.	RATIFICATION OF THE APPOINTMENT OF PARENTEBEARD LLC AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.	☐	☐	☐
The Board of Directors recommends a vote FOR the ratification of the appointment of accountants.
Please be sure to date and sign this proxy card in the box below.		Date	4.	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.
	Sign above		PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.		°		☐
x							y

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

MID PENN BANCORP, INC.

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO REGISTRAR AND TRANSFER COMPANY IN THE ENCLOSED ENVELOPE.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/5890	5890